Exhibit 23.3

Director Consent

In accordance with Rule 438 promulgated under the Securities Act of 1933 (the “Act”), as amended, I hereby consent to my being named as a person who will become a member of the Board of Directors of Texas Instruments Incorporated (“the Company”) effective March 15, 2010 in the Company’s Registration Statement on Form S-3 to which this consent is being filed as an exhibit and in documents incorporated by reference therein. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Ralph W. Babb, Jr.
Ralph W. Babb, Jr.

Dated: February 24, 2010